EXHIBIT 99.1

Texas Industries, Inc. Announces Tender Offer and Consent Solicitation for Its 7 1/4% Senior Notes Due 2013

DALLAS, July 27, 2010 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announced today that it has commenced a cash tender offer and consent solicitation (the "Offer") for any and all of its $550,000,000 aggregate principal amount outstanding of 7 1/4% Senior Notes due 2013 (CUSIP Nos. 882491AK9 and 882491AN3) (the "Notes").

The Offer is scheduled to expire at 11:59 p.m., New York City time, on August, 23, 2010, unless extended or earlier terminated (the "Expiration Date"). Holders who validly tender their Notes and provide their consents to the amendments to the indenture governing the Notes on or before 5:00 p.m., New York City time, on August 9, 2010, unless extended (the "Consent Payment Deadline") shall receive the Total Consideration (as defined below). Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Rights Deadline (defined below).

The "Total Consideration" for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline shall be $1,020.63. The "Tender Offer Consideration" for each $1,000 principal amount of Notes shall be $1,000.63. The Tender Offer Consideration is the Total Consideration minus the Consent Payment of $20.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Payment Deadline will be eligible to receive only the Tender Offer Consideration. Holders who validly tender their Notes will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.    Holders who validly tender their Notes by the Consent Payment Deadline will receive payment on the initial payment date, which is expected to be on or about August 10, 2010 and holders tendering after the Consent Payment Deadline and prior to the Expiration Date will receive payment on the final payment date which is expected to be August 24, 2010.

In connection with the tender offer, TXI is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes. TXI is offering to make a consent payment (which is included in the Total Consideration described above) of $20.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Payment Deadline.  Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Payment Deadline.

Tendered Notes may not be withdrawn and consents may not be revoked after  the earlier of (i) the time TXI and the trustee for the Notes execute a supplement to the indenture governing the Notes to effect the proposed amendments (the "Supplemental Indenture"), or (ii) 5:00 p.m., New York City time, on August 9, 2010 (the "Withdrawal Rights Deadline"). Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents from holders of a majority in principal amount of the outstanding Notes, (2) execution of the Supplemental Indenture, (3) consummation of new debt financings raising proceeds in an aggregate amount sufficient to fund the tender and (4) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 27, 2010, copies of which may be obtained from D. F. King & Co., Inc., the information agent for the Offer, at (800) 578-5378 (US toll free) or, for bankers and brokers, (212) 269-5550.

TXI expects to fund the tender with the issuance of new senior notes due 2020.

TXI has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 27, 2010.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward looking statements. Forward looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan," "anticipate," and other similar words. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims, changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

CONTACT:  Texas Industries, Inc.
          Kenneth R. Allen, Vice President, Finance, Chief Financial
           Officer
          972.647.6730
          kallen@txi.com